UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 7, 2015

INTERCORE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54012 (Commission File Number)	27-2506234 (I.R.S. Employer Identification No.)

1615 South Congress Avenue - Suite 103 Delray Beach, FL 33445 (Address of principal executive offices) (zip code)

(561) 900-3709 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.03 Bankruptcy or Receivership

As previously announced in our Form 8-K filed with the Commission on April 13, 2015, on April 7, 2015, InterCore Canada Research Inc. ("ICR"), (formerly SRG International, Inc., and one of InterCore, Inc.’s wholly-owned Canadian subsidiaries), filed a Notice of Intention with the Superior Court (Commercial Division – In matters of Bankruptcy and Insolvency) of the District of Montreal, Province of Quebec, Canada, to make a proposal pursuant to the provisions of the Canadian Bankruptcy and Insolvency Act. The matter is entitled In the Matter of the Notice of Intention to Make a Proposal of InterCore Canada Research Inc., Debtor, and Ernst & Young Inc. (Martin Rosenthal, CPA, CA CIRP, Designated Person), Trustee, Case No. 500-11-048541-151. The primary purpose of this filing was to maintain the status quo with respect to ICR’s assets and business, give us the ability to investigate reports by certain members of ICR’s staff regarding the potential misuse of funds by certain members of ICR’s former senior management team, and, if necessary, provide us with the ability to restructure the Company. As a result of the filing, we were afforded the opportunity to prepare a proposal to reorganize ICR and present it to the Court by May 7, 2015. Approval by the Court of such a proposal would remove ICR from the current proceedings.

On May 7, 2015, we filed a motion with respect to, and the Court approved, a First Order Extending the Time to File a Proposal and Authorizing Various Charges on the Assets of the Debtor (the “First Order”). The First Order extended the time we have to make such a proposal until June 19, 2015. As in the initial period, during this extension period all material actions of ICR must be approved by the Court and/or the Trustee (Ernst & Young, Inc.) and no legal proceedings may be instituted against ICR. As part of the filings with Court, ICR stated that it is insolvent since it is unable to meet its obligations as they generally become due and the current assets of ICR are not currently sufficient to pay all of its obligations, due or accruing. In the First Order, the Court has approved, among other things, that we may loan ICR up to $750,000 to fund the ongoing operations of ICR and to pay such other amounts as are permitted by the terms of the First Order.

With respect to our management’s investigation of the accusations of the potential misuse of funds, the current limited management and financial resources of InterCore have been focused on (i) ensuring that all available evidence of possible misuse of funds has been preserved in an appropriate manner to support a forensic investigation, and (ii) preserving the integrity of ICR’s business going forward, including employing staff and maintaining existing, and developing new, relationships with potential customers.

Additionally, Mr. Claude Brun and Ms. Danielle Beauchamp previously held the positions of President/Chief Executive Officer and Secretary of ICR, respectively. They have been dismissed from those positions by InterCore, acting through ICR’s Board of Directors, and have had no involvement with the affairs of ICR since the date of the initial filing with the Court. Mr. Brun and Ms. Beauchamp are also members of the Board of Directors of InterCore. However, they have had no involvement with the affairs of InterCore since the date of the initial filing with the Court.

As previously announced in our Form 8-K filed with the Commission on April 13, 2015, ICR's corporate and business decisions as well as day-to-day operations are under the direct control of InterCore’s executive management team.

As more information becomes available and this matter progresses, we will make additional filings to announce such developments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2015	InterCore, Inc.
a Delaware corporation
/s/ James F. Groelinger

By: James F. Groelinger
Its: Chief Executive Officer